EXHIBIT 99.1

Worthington Reports Third Quarter Fiscal 2019 Results

COLUMBUS, Ohio, March 20, 2019 (GLOBE NEWSWIRE) -- Worthington Industries, Inc. (NYSE: WOR) today reported net sales of $874.4 million and net earnings of $26.8 million, or $0.46 per diluted share, for its fiscal 2019 third quarter ended February 28, 2019. The current quarter was negatively impacted due to a replacement program related to certain composite hydrogen fuel tanks, resulting in a pre-tax charge of $13.0 million, or $0.17 per share. In addition, the current quarter included estimated inventory holding losses of $10.8 million in Steel Processing and a pre-tax net restructuring gain of $11.2 million related to the sale of certain assets in the Pressure Cylinders business. In the third quarter of fiscal 2018, the Company reported net sales of $841.7 million and net earnings of $79.1 million, or $1.27 per diluted share, and included a significant one-time benefit from the Tax Cuts and Jobs Act, which increased earnings per diluted share by $0.62.

Financial highlights for the current and comparative periods are as follows:

(U.S. dollars in millions, except per share amounts)

	3Q 2019	2Q 2019	3Q 2018	9M 2019	9M 2018
Net sales	$874.4	$958.2	$841.7	$2,820.7	$2,561.2
Operating income	26.0	35.9	42.8	112.8	137.0
Equity income	20.8	21.1	19.8	71.9	63.5
Net earnings	26.8	34.0	79.1	115.7	164.0
Earnings per diluted share	$0.46	$0.57	$1.27	$1.95	$2.58

“We continued to feel the impact of higher input costs and volatility in steel prices, but we also made good progress toward recovering margin as the quarter progressed,” said John McConnell, Chairman and CEO. “We believe that we are through the worst of the recent cost pressures and I’m proud of the way our teams have executed.”

Consolidated Quarterly Results

Net sales for the third quarter of fiscal 2019 were $874.4 million, up 4% over the comparable quarter in the prior year, when net sales were $841.7 million. The increase was primarily driven by higher average direct selling prices in Steel Processing, partially offset by lower direct volume in Steel Processing and the impact of current year divestitures in Pressure Cylinders.

Gross margin decreased $37.0 million from the prior year quarter to $90.0 million. The decrease was driven primarily by lower direct spreads in Steel Processing, which were negatively impacted by significant inventory holding losses in the quarter, and a $13.0 million charge in Pressure Cylinders associated with a tank replacement program for certain composite hydrogen fuel tanks produced primarily between 2012 and 2015.

Operating income for the current quarter was $26.0 million, a decrease of $16.8 million from the prior year quarter. The impact of lower gross margin was partially offset by lower SG&A expense which was down $9.1 million, due primarily to lower profit sharing and bonus accruals.

Interest expense was $9.3 million for the current quarter, compared to $9.8 million in the prior year quarter. The decrease was due primarily to lower average debt levels.

Equity income from unconsolidated joint ventures increased $1.0 million over the prior year quarter to $20.8 million primarily due to a higher contribution from WAVE, which was partially offset by declines at Serviacero and ArtiFlex. The Company received cash distributions of $21.4 million from unconsolidated joint ventures during the quarter.

Income tax expense was $8.4 million in the current quarter compared to a benefit of $24.0 million in the prior year quarter. The change was due primarily to the impact of the Tax Cuts and Jobs Act, which resulted in a one-time tax benefit of $38.8 million in the prior year quarter. Tax expense in the current quarter reflects an estimated annual effective rate of 23.3% compared to 10.3% for the prior year quarter.

Balance Sheet

At quarter-end, total debt was $749.5 million, down $0.3 million from November 30, 2018. The Company had $113.1 million of cash at quarter-end.

Quarterly Segment Results

Steel Processing’s net sales totaled $555.9 million, up 7%, or $37.8 million, over the comparable prior year quarter driven by higher average direct selling prices, partially offset by lower direct volume. Operating income of $10.2 million was $20.9 million less than the prior year quarter on lower direct spreads, which were impacted by significant inventory holding losses in the quarter and continue to be negatively impacted by an expanding gap between the cost of steel and scrap prices, combined with lower direct volume. The mix of direct versus toll tons processed was 57% to 43% in both the current and prior year quarters.

Pressure Cylinders’ net sales totaled $290.7 million, down 2%, or $4.8 million, from the comparable prior year quarter due to the impact of divestitures and lower volumes in the industrial products business, partially offset by higher volumes in the consumer products business. Operating income of $19.0 million increased $1.5 million over the prior year quarter. The improvement was the result of an $11.2 million net restructuring gain, primarily related to the sale of the Company’s solder business and certain brazing assets, combined with improvements in the oil and gas business, which were almost offset by the $13.0 million charge for the tank replacement program and the impact of lower volumes in the industrial products business and increased input costs in the consumer products business.

Engineered Cabs’ net sales totaled $27.8 million, up $0.7 million, or 3%, over the prior year quarter on higher average selling prices partially offset by lower volume.  The operating loss of $3.8 million was $0.3 million less than the prior year quarter primarily due to lower profit sharing and bonus accruals.

Recent Business Developments

  During the quarter, the Company repurchased a total of 800,000 common shares for $28.6 million at an average price of $35.72.

  On December 31, 2018, the Company sold the operating assets and real property related to its solder business to an affiliate of Lincoln Electric Holdings, Inc. (“Lincoln”) for $26.5 million, and subsequently sold certain brazing assets to Lincoln for an additional $1.1 million, resulting in a pre-tax net restructuring gain of $11.3 million.

Outlook

“Despite recent headwinds, the Company is performing well, and we remain focused on driving improvements throughout our businesses,” McConnell said. “Overall, our markets remain steady. We expect to see continued margin expansion in Pressure Cylinders, but also anticipate continued inventory holding losses in Steel Processing in the upcoming quarter.”

Conference Call

Worthington will review fiscal 2019 third quarter results during its quarterly conference call on March 21, 2019, at 10:30 a.m., Eastern Time. Details regarding the conference call can be found on the Company website at www.WorthingtonIndustries.com.

About Worthington Industries

Worthington Industries is a leading global diversified metals manufacturing company with 2018 fiscal year sales of $3.6 billion. Headquartered in Columbus, Ohio, Worthington is North America’s premier value-added steel processor providing customers with wide ranging capabilities, products and services for a variety of markets including automotive, construction and agriculture; a global leader in manufacturing pressure cylinders for propane, refrigerant and industrial gasses and cryogenic applications, water well tanks for commercial and residential uses, CNG and LNG storage, transportation and alternative fuel tanks, oil & gas equipment, and consumer products for camping, grilling, hand torch solutions and helium balloon kits; and a manufacturer of operator cabs for heavy mobile industrial equipment; laser welded blanks for light weighting applications; automotive racking solutions; and through joint ventures, complete ceiling grid solutions; automotive tooling and stampings; and steel framing for commercial construction. Worthington employs approximately 12,000 people and operates 81 facilities in 11 countries.

Founded in 1955, the Company operates under a long-standing corporate philosophy rooted in the golden rule. Earning money for its shareholders is the first corporate goal. This philosophy serves as the basis for an unwavering commitment to the customer, supplier, and shareholder, and as the Company’s foundation for one of the strongest employee-employer partnerships in American industry.

Safe Harbor Statement

The Company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the “Act”). Statements by the Company relating to outlook, strategy or business plans; future or expected growth, growth potential, forward momentum, performance, competitive position, sales, volumes, cash flows, earnings, margins, balance sheet strengths, debt, financial condition or other financial measures; pricing trends for raw materials and finished goods and the impact of pricing changes; the ability to improve or maintain margins; expected demand or demand trends for the Company or its markets; additions to product lines and opportunities to participate in new markets; expected benefits from Transformation and innovation efforts; the ability to improve performance and competitive position at the Company’s operations; anticipated working capital needs, capital expenditures and asset sales; anticipated improvements and efficiencies in costs, operations, sales, inventory management, sourcing and the supply chain and the results thereof; projected profitability potential; the ability to make acquisitions and the projected timing, results, benefits, costs, charges and expenditures related to acquisitions, newly-created joint ventures, headcount reductions and facility dispositions, shutdowns and consolidations; the successful sale of the WAVE international business; projected capacity and the alignment of operations with demand; the ability to operate profitably and generate cash in down markets; the ability to capture and maintain market share and to develop or take advantage of future opportunities, customer initiatives, new businesses, new products and new markets; expectations for Company and customer inventories, jobs and orders; expectations for the economy and markets or improvements therein; expectations for generating improving and sustainable earnings, earnings potential, margins or shareholder value; the expected impact of the provisions of the Tax Cuts and Jobs Act (the “TCJA”) on the Company; effects of judicial rulings; and other non-historical matters constitute “forward-looking statements” within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, the effect of national, regional and global economic conditions generally and within major product markets, including a recurrent slowing economy; the effect of conditions in national and worldwide financial markets; the impact of tariffs, the adoption of trade restrictions affecting the Company’s products or suppliers, a United States withdrawal from or significant renegotiation of trade agreements, the occurrence of trade wars, and other changes in trade regulations; lower oil prices as a factor in demand for products; product demand and pricing; changes in product mix, product substitution and market acceptance of the Company’s products; fluctuations in the pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; the outcome of adverse claims experience with respect to workers’ compensation, product recalls or product liability, casualty events or other matters; effects of facility closures and the consolidation of operations; the effect of financial difficulties, consolidation and other changes within the steel, automotive, construction, oil and gas, and other industries in which the Company participates; failure to maintain appropriate levels of inventories; financial difficulties (including bankruptcy filings) of original equipment manufacturers, end-users and customers, suppliers, joint venture partners and others with whom the Company does business; the ability to realize targeted expense reductions from headcount reductions, facility closures and other cost reduction efforts; the ability to realize cost savings and operational, sales and sourcing improvements and efficiencies, and other expected benefits from Transformation initiatives, on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and joint ventures, maintain and develop their customers, and achieve synergies and other expected benefits and cost savings therefrom; capacity levels and efficiencies, within facilities, within major product markets and within the industries as a whole; the effect of disruption in the business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, civil unrest, international conflicts, terrorist activities or other causes; changes in customer demand, inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, foreign currency exchange rate exposure and the acceptance of the Company’s products in global markets; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; deviation of actual results from estimates and/or assumptions used by the Company in the application of its significant accounting policies; level of imports and import prices in the Company’s markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad, including those adopted by the United States Securities and Exchange Commission and other governmental agencies as contemplated by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010; the effect of healthcare laws in the United States and potential changes for such laws which may increase the Company’s healthcare and other costs and negatively impact the Company’s operations and financial results; the actual impact on the Company’s business of the TCJA differing materially from the Company’s estimates; cyber security risks; the effects of privacy and information security laws and standards; and other risks described from time to time in the Company’s filings with the United States Securities and Exchange Commission, including those described in “Part I – Item 1A. – Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018.

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2019	2018	2019	2018
Net sales	$874,381	$841,657	$2,820,714	$2,561,160
Cost of goods sold	784,360	714,603	2,466,762	2,161,249
Gross margin	90,021	127,054	353,952	399,911
Selling, general and administrative expense	75,220	84,294	250,529	261,968
Impairment of goodwill and long-lived assets	-	-	2,381	8,289
Restructuring and other income, net	(11,176)	(3)	(11,710)	(7,393)
Operating income	25,977	42,763	112,752	137,047
Other income (expense):
Miscellaneous income, net	525	1,500	2,222	3,169
Interest expense	(9,341)	(9,775)	(28,541)	(28,620)
Equity in net income of unconsolidated affiliates	20,802	19,770	71,897	63,521
Earnings before income taxes	37,963	54,258	158,330	175,117
Income tax expense (benefit)	8,415	(24,039)	34,032	7,124
Net earnings	29,548	78,297	124,298	167,993
Net earnings (loss) attributable to noncontrolling interests	2,775	(791)	8,581	3,968
Net earnings attributable to controlling interest	$26,773	$79,088	$115,717	$164,025

Basic
Average common shares outstanding	56,478	60,383	57,650	61,451
Earnings per share attributable to controlling interest	$0.47	$1.31	$2.01	$2.67

Diluted
Average common shares outstanding	57,974	62,345	59,389	63,507
Earnings per share attributable to controlling interest	$0.46	$1.27	$1.95	$2.58

Common shares outstanding at end of period	56,181	59,802	56,181	59,802

Cash dividends declared per share	$0.23	$0.21	$0.69	$0.63

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	February 28,	May 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$113,116	$121,967
Receivables, less allowances of $859 and $632 at February 28, 2019
and May 31, 2018, respectively	512,739	572,689
Inventories:
Raw materials	269,733	237,471
Work in process	110,326	122,977
Finished products	106,015	93,579
Total inventories	486,074	454,027
Income taxes receivable	17,534	1,650
Assets held for sale	7,568	30,655
Prepaid expenses and other current assets	68,082	60,134
Total current assets	1,205,113	1,241,122
Investments in unconsolidated affiliates	222,865	216,010
Goodwill	335,311	345,183
Other intangible assets, net of accumulated amortization of $86,370 and
$74,922 at February 28, 2019 and May 31, 2018, respectively	201,588	214,026
Other assets	21,475	20,476
Property, plant and equipment:
Land	24,018	24,229
Buildings and improvements	309,141	300,542
Machinery and equipment	1,050,372	1,030,720
Construction in progress	49,314	32,282
Total property, plant and equipment	1,432,845	1,387,773
Less: accumulated depreciation	851,904	802,803
Total property, plant and equipment, net	580,941	584,970
Total assets	$2,567,293	$2,621,787

Liabilities and equity
Current liabilities:
Accounts payable	$424,480	$473,485
Accrued compensation, contributions to employee benefit plans and
related taxes	58,160	96,487
Dividends payable	14,380	13,731
Other accrued items	67,045	57,125
Income taxes payable	106	4,593
Current maturities of long-term debt	1,167	1,474
Total current liabilities	565,338	646,895
Other liabilities	72,396	74,237
Distributions in excess of investment in unconsolidated affiliate	124,198	55,198
Long-term debt	748,319	748,894
Deferred income taxes, net	80,034	60,188
Total liabilities	1,590,285	1,585,412
Shareholders' equity - controlling interest	856,622	918,769
Noncontrolling interests	120,386	117,606
Total equity	977,008	1,036,375
Total liabilities and equity	$2,567,293	$2,621,787

WORTHINGTON INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Three Months Ended February 28,		Nine Months Ended February 28,
	2019	2018	2019	2018
Operating activities:
Net earnings	$29,548	$78,297	$124,298	$167,993
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	23,625	25,338	71,643	76,986
Impairment of goodwill and long-lived assets	-	-	2,381	8,289
Provision for (benefit from) deferred income taxes	(730)	(27,373)	21,493	(20,022)
Bad debt (income) expense	201	17	454	(4)
Equity in net income of unconsolidated affiliates, net of distributions	(865)	2,835	3,298	(1,968)
Net gain on assets	(12,606)	(1,437)	(10,203)	(10,692)
Stock-based compensation	1,143	2,882	7,755	10,076
Changes in assets and liabilities, net of impact of acquisitions:
Receivables	1,546	4,071	55,793	20,652
Inventories	(1,054)	(15,398)	(38,525)	(40,223)
Prepaid expenses and other current assets	(4,276)	(4,914)	(25,944)	(149)
Other assets	79	(2,069)	(1,181)	(3,045)
Accounts payable and accrued expenses	14,963	35,564	(85,533)	(12,804)
Other liabilities	464	2,107	1,458	7,568
Net cash provided by operating activities	52,038	99,920	127,187	202,657

Investing activities:
Investment in property, plant and equipment	(19,379)	(13,628)	(60,554)	(55,319)
Acquisitions, net of cash acquired	-	-	-	(285,028)
Distributions from unconsolidated affiliate	1,492	-	56,693	-
Proceeds from sale of assets	27,843	3	48,290	16,742
Net cash provided (used) by investing activities	9,956	(13,625)	44,429	(323,605)

Financing activities:
Net repayments of short-term borrowings, net of issuance costs	-	(1,108)	-	(508)
Proceeds from long-term debt, net of issuance costs	-	-	-	197,685
Principal payments on long-term debt	(303)	(374)	(1,104)	(813)
Proceeds from issuance of common shares, net of tax withholdings	104	581	(4,645)	(3,415)
Payments to noncontrolling interests	-	-	(6,327)	(3,916)
Repurchase of common shares	(28,587)	(47,418)	(129,020)	(159,942)
Dividends paid	(13,119)	(12,766)	(39,371)	(38,800)
Net cash used by financing activities	(41,905)	(61,085)	(180,467)	(9,709)

Increase (decrease) in cash and cash equivalents	20,089	25,210	(8,851)	(130,657)
Cash and cash equivalents at beginning of period	93,027	122,214	121,967	278,081
Cash and cash equivalents at end of period	$113,116	$147,424	$113,116	$147,424

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

This supplemental information is provided to assist in the analysis of the results of operations.

	Three Months Ended February 28,		Nine Months Ended February 28,
	2019	2018	2019	2018
Volume:
Steel Processing (tons)	839,939	890,206	2,774,006	2,780,497
Pressure Cylinders (units)	21,295,052	21,939,979	63,237,461	65,703,078

Net sales:
Steel Processing	$555,871	$518,113	$1,851,401	$1,599,994
Pressure Cylinders	290,690	295,506	885,490	866,179
Engineered Cabs	27,817	27,055	83,798	89,405
Other	3	983	25	5,582
Total net sales	$874,381	$841,657	$2,820,714	$2,561,160

Material cost:
Steel Processing	$430,807	$365,349	$1,391,809	$1,124,897
Pressure Cylinders	135,186	132,840	407,372	383,452
Engineered Cabs	12,285	12,979	37,228	42,130

Selling, general and administrative expense:
Steel Processing	$29,651	$30,933	$103,647	$101,004
Pressure Cylinders	42,503	46,531	134,081	138,311
Engineered Cabs	4,230	4,453	13,155	12,955
Other	(1,164)	2,377	(354)	9,698
Total selling, general and administrative expense	$75,220	$84,294	$250,529	$261,968

Operating income (loss):
Steel Processing	$10,166	$31,125	$74,842	$105,127
Pressure Cylinders	18,953	17,530	48,444	52,663
Engineered Cabs	(3,787)	(4,083)	(11,469)	(6,031)
Other	645	(1,809)	935	(14,712)
Total operating income	$25,977	$42,763	$112,752	$137,047

Equity income (loss) by unconsolidated affiliate:
WAVE	$18,768	$16,501	$59,195	$52,458
ClarkDietrich	1,742	1,495	4,756	2,576
Serviacero Worthington	527	1,279	6,783	5,767
ArtiFlex	(41)	617	1,122	2,965
Other	(194)	(122)	41	(245)
Total equity income	$20,802	$19,770	$71,897	$63,521

WORTHINGTON INDUSTRIES, INC.
SUPPLEMENTAL DATA
(In thousands, except volume)

The following provides detail of Pressure Cylinders volume and net sales by principal class of products.

	Three Months Ended February 28,		Nine Months Ended February 28,
	2019	2018	2019	2018
Volume (units):
Consumer products	17,718,604	17,684,889	52,428,516	53,537,812
Industrial products	3,576,129	4,254,510	10,807,688	12,163,264
Oil & gas equipment	319	580	1,257	2,002
Total Pressure Cylinders	21,295,052	21,939,979	63,237,461	65,703,078

Net sales:
Consumer products	$118,006	$114,170	$352,023	$346,088
Industrial products	148,018	158,334	452,883	447,434
Oil & gas equipment	24,666	23,002	80,584	72,657
Total Pressure Cylinders	$290,690	$295,506	$885,490	$866,179

The following provides detail of impairment of goodwill and long-lived assets and restructuring and other income, net included in operating income by segment.

	Three Months Ended February 28,		Nine Months Ended February 28,
	2019	2018	2019	2018
Impairment of goodwill and long-lived assets:
Steel Processing	$-	$-	$-	$-
Pressure Cylinders	-	-	2,381	964
Engineered Cabs	-	-	-	-
Other	-	-	-	7,325
Total impairment of goodwill and long-lived assets	$-	$-	$2,381	$8,289

Restructuring and other expense (income), net:
Steel Processing	$-	$(3)	$(9)	$(10,059)
Pressure Cylinders	(11,176)	-	(11,701)	2,365
Engineered Cabs	-	-	-	(78)
Other	-	-	-	379
Total restructuring and other income, net	$(11,176)	$(3)	$(11,710)	$(7,393)

Contacts:
SONYA L. HIGGINBOTHAM
VP, CORPORATE COMMUNICATIONS AND BRAND MANAGEMENT
614.438.7391 | sonya.higginbotham@worthingtonindustries.com

MARCUS A. ROGIER
TREASURER AND INVESTOR RELATIONS OFFICER
614.840.4663 | marcus.rogier@worthingtonindustries.com

200 Old Wilson Bridge Rd. | Columbus, Ohio 43085
WorthingtonIndustries.com